                                                                   Exhibit 10.13

                          SECOND AMENDMENT TO SUBLEASE

This SECOND AMENDMENT TO SUBLEASE (this "Second Amendment") is made and entered into as of the 31st day of January, 2001, by and between GRC INTERNATIONAL, INC. (the "Sublessor") and SOMERA COMMUNICATIONS, INC. (the "Sublessee").

                                R E C I T A L S:

A. On or about January 30, 1998, Sublessor and Sublessee entered into that certain Sublease (the "Original Sublease"), whereby Sublessor subleased to Sublessee and Sublessee subleased from Sublessor approximately 10,859 rentable square feet (approximately 9,826 usable square feet) (the "Original Premises") on the first and second floors of the project located at 5383 Hollister Avenue, Santa Barbara, California (the "Property"). The Original Premises consisted of Suite A (approximately 8,263 rentable square feet on the first floor), Suite B (approximately 1,535 rentable square feet on the second floor), and Suite C (approximately 1,061 rentable square feet on the second floor).

B. On or about November 18, 1999, Sublessor and Sublessee entered into that certain First Amendment to Sublease (the "First Amendment") pursuant to which Sublessor and Sublessee, among other things, (i) expanded the Original Premises to include an additional approximately 3,346 rentable square feet (Suite D) (the "First Expansion Space") on the second floor of the Property, and (ii) as a result of the addition of the First Expansion Space, (x) increased "Sublessee's Percentages", (y) increased Sublessee's annual rent, and (z) increased Sublessee's security deposit. The Original Premises, together with the First Expansion Space, are sometimes referred to herein collectively as the "Premises."

C. Sublessor and Sublessee now desire to further modify and amend the Sublease in accordance with the terms and conditions contained in this Second Amendment. The Original Sublease and First Amendment are sometimes referred to herein collectively as the "Sublease." Copies of both the Original Sublease and the First Amendment are attached as Exhibit "A" to this Second Amendment and are incorporated herein by this reference. Capitalized terms that are not defined in this Second Amendment shall have the meanings ascribed to them in the Sublease.

                               A G R E E M E N T:

NOW, THEREFORE, incorporating and in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Expansion of Premises. The Premises are hereby further expanded and increased to include approximately 6,380 additional square feet of rentable area (Suite
210) (the "Second Expansion Space") on the second floor of the Property. The Second Expansion Space has been previously subleased to Goleta National Bank ("GNB") and sub-subleased by GNB to Expertcity.com ("Expertcity"). The GNB Sublease and the Expertcity Sub-Sublease (as such terms are defined in Section 2 hereinbelow) shall terminate concurrently with the Effective Date (as that term is defined in Section 9 hereinbelow) of this Second Amendment. The location of the Second Expansion Space in the Property is illustrated on Exhibit "B" to this Second Amendment, which Exhibit "B" is attached hereto and incorporated herein by this reference. Accordingly, upon the Effective Date, the Premises shall include approximately 20,585 square feet of rentable area in the Property, which Premises shall consist of the Original Premises, the First Expansion Space and the Second Expansion Space.

2. Sublessor Representation. Sublessor hereby represents and warrants to Sublessee that (a) the Expertcity sub-sublease of the Second Expansion Space (the "Expertcity Sub-Sublease") shall be terminated prior to or concurrently with the Effective Date, (b) the GNB sublease of the of the Second Expansion Space

(the "GNB Sublease") shall be terminated prior to or concurrently with the Effective Date, and (c) no party or entity other than the Sublessee shall have any right to possession or occupancy of the Second Expansion Space following the Effective Date hereof.

3. Increase in Initial Annual Rental. Prior to the Effective Date of this Second Amendment, Sublessee's Initial Annual Rental obligation for the Premises was $229,268.76 (which corresponded to a Base Monthly Rental Obligation of $19,105.73). Following the Effective Date, with the expansion of the Premises to include the Second Expansion Space, the Sublessee's Initial Annual Rental shall be increased to $336,348.12 (with the Base Monthly Rental Obligation to be correspondingly increased to $28,029.01).

4. Sublessee's Percentages. Upon the Effective Date, with the expansion of the Premises to include the Second Expansion Space, the Sublessee's Percentages shall be increased from 27.26% to 39.5%.

5. Possession. Sublessee shall be entitled to possession of the entire Second Expansion Space on the Effective Date. The Second Expansion Space is currently unoccupied and in broom clean condition. Sublessor hereby represents and warrants to Sublessee that Sublessor will not modify nor permit any other party to modify the Second Expansion Space in any manner from the date hereof through the Effective Date. Provided the Second Expansion Space is in the same condition on the Effective Date as the date hereof, Sublessee shall accept the Second Expansion Space in its "As-Is" condition on the Effective Date.

6. Construction of Sublessee Improvements to the Second Expansion Space. Sublessee shall be solely responsible for all costs and expenses incurred in connection with the design, layout and construction of any and all improvements to the Second Expansion Space (collectively, the "Improvements"). Notwithstanding the preceding, Sublessee may not commence construction of any Improvements to the Second Expansion Space which are structural in nature without (a) providing the Master Landlord and Sublessor with all plans and specifications related to any such proposed structural Improvements, and (b) receiving the Master Landlord's and Sublessor's prior written consent to such structural Improvement plans and specifications, which approval shall not be unreasonably withheld, conditioned or delayed.

7. Option to Extend. The Sublessee's Options to Extend (as set forth in the Original Sublease) shall be effective for the Second Expansion Space.

8. Right To Cancel. Pursuant to the Original Sublease, the Sublessee has the Right to Cancel the Sublease at anytime after April 1, 2001 by providing the Sublessor with at least 180 days advance written notice of Sublessee's election to so terminate the Sublease. Such Right to Cancel shall not apply to the Second Expansion Space.

9. Effective Date; Termination Date. This Second Amendment shall not be effective (and, accordingly, none of Sublessor's or Sublessee's obligations hereunder shall commence) until the last of the following conditions precedent to this Second Amendment has occurred: (a) the mutual execution of this Second Amendment, and (b) Santa Barbara Corporate Center's (the master landlord) written consent to the terms and conditions hereof, (c) the termination of the Expertcity Sub-Sublease (as evidenced by an executed, effective termination agreement therefor), (d) the termination of the GNB Sublease (as evidenced by an executed, effective termination agreement therefor), and (e) the mutual execution of the Reimbursement Agreement (to be executed by and between Expertcity and Sublessee). The date of the last to occur of the conditions precedent set forth in subsections (a)-(e) hereinabove shall be the "Effective Date" of this Second Amendment. Unless extended in accordance with the provisions of Section 7 hereinabove and the Sublease, this Second Amendment shall be effective and in full force and effect from the Effective Date through March 31, 2003.

10. Security Deposit. Upon the Effective Date, Sublessee shall increase its Security Deposit for the Premises from $18,888.55 to $27,811.83. Accordingly, on the Effective Date, Sublessee shall forward to Sublessor a check equal to exactly $8,923.28 in order to increase the Security Deposit as provided herein.

11. Additional Consideration to be Paid to Sublessor. As additional consideration to Sublessor for Sublessor's agreement to permit Sublessee to expand the Premises to include the Second Expansion Space in accordance with the terms and conditions of the Second Amendment, Sublessee hereby agrees to pay to Sublessor the exact sum of Ten Thousand Five Hundred Dollars ($10,500.00) (the "Additional Consideration"). Such Additional Consideration shall be paid by Sublessee to Sublessor on the Effective Date.

12. Return of Second Expansion Space Inventory upon Expiration of Sublease. Attached hereto as Exhibit "C" (which Exhibit "C" is hereby incorporated herein by this reference) is a list of equipment and furniture (collectively, the "Approved Inventory") which (a) is owned by Sublessor, and (b) is located in the Second Expansion Space as of the date hereof. Sublessee hereby agrees that upon Sublessee's return of the Second Expansion Space to Sublessor at the expiration or earlier termination of the Sublease, Sublessee shall return all of the Approved Inventory to the Second Expansion Space. In the event that Sublessee is unable to or fails to return all or any portion of the Approved Inventory to the Second Expansion Space at the expiration or earlier termination of the Sublease, Sublessor and Sublessee shall work together to determine the fair market value of the unreturned Approved Inventory, and Sublessee shall promptly reimburse Sublessor for the fair market value of the unreturned Approved Inventory.

13. Brokers Fees. Any and all brokers fees and commissions to be paid in connection with this Second Amendment and Sublessee's right to the Second Expansion Space shall be paid by Sublessee pursuant to a separate agreement between Sublessee and its broker.

14. No Further Modification. Except as otherwise provided herein, the Sublease shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, Sublessor and Sublessee have executed this Second Amendment as of the day and year first above written.

SUBLESSOR:                                SUBLESSEE:

GRC INTERNATIONAL, INC.                   SOMERA COMMUNICATIONS, INC.


By:    /s/ Herbert L. Raiche              By:   /s/ Glenn E. Berger
   -------------------------------           -----------------------------------
Name:  Herbert L. Raiche                  Name: Glenn E. Berger
Its:   Assistant General Counsel          Its:  Vice President of Operations
       and Assistant Secretary